Exhibit 99.1

MURPHY OIL UPDATES THIRD QUARTER EARNINGS GUIDANCE

EL DORADO, Arkansas, October 5, 2006 — Murphy Oil Corporation (NYSE:MUR) expects income for the third quarter of 2006 to be between $.95 and $1.05 per diluted share. This range is above the Company’s previous estimate due to lower than anticipated dry hole costs and an exceptionally strong contribution from the Company’s refining and marketing segment.

Oil and natural gas production during the quarter is estimated to average 92,000 barrels of oil equivalent (BOE) per day with sales volumes of 85,000 BOE per day, slightly higher than previously estimated due to less than anticipated hurricane downtime in the Gulf of Mexico. Successful exploratory drilling continued in the third quarter in shallow-water Malaysia, therefore, dry hole costs for the quarter should be limited to a maximum of $25 million. One major exploratory well currently in progress at Thunder Ridge in the deepwater Gulf of Mexico constitutes the majority of the dry hole cost exposure. This well may be completed before the Company releases its third quarter earnings later this month. Total worldwide exploration expense, including dry hole costs, should be between $36 million and $61 million during the quarter.

In the worldwide downstream business, the Company experienced a record quarter for retail gasoline profitability in the United States, along with a meaningful contribution from the refining segment following the restart of the Meraux, Louisiana refinery. Earnings from downstream operations are expected to be approximately $120 million.

Corporate charges for the third quarter are expected to be approximately $25 million.

Third quarter results also include an $18 million charge associated with a 10% tax rate increase on oil and natural gas profits in the U.K. North Sea which was enacted on July 19.

Earnings may also vary based on prices and volumes from sale of the Company’s crude oil production, and due to variances in projected and actual downstream operating margins.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

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